                                                                     EXHIBIT 99

MANAGEMENT'S REPORT
The Southern Company and Subsidiary Companies 1993 Annual Report




The management of The Southern Company has prepared -- and is responsible for
- -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of three directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of The Southern Company and its subsidiaries in conformity with generally accepted accounting principles. As discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of regulators regarding recoverability of the investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until regulatory proceedings are concluded. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.


/s/ E. L. Addison                                  /s/ W. L. Westbrook
- ------------------------------------              ----------------------------
Edward L. Addison                                  W. L. Westbrook
Chairman and Chief Executive Officer               Financial Vice President

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Southern Company and Subsidiary Companies 1993 Annual Report




TO THE BOARD OF DIRECTORS AND TO THE STOCKHOLDERS OF THE SOUTHERN COMPANY:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of The Southern Company (a Delaware corporation) and its subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 11-32) referred to above present fairly, in all material respects, the financial position of The Southern Company and its subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the periods stated, in conformity with generally accepted accounting principles.

   As explained in Notes 2 and 9 to the financial statements, effective January 1, 1993, The Southern Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.

   As more fully discussed in Note 4 to the financial statements, an uncertainty exists with respect to the actions of the regulators regarding recoverability of the investment in the Rocky Mountain pumped storage hydroelectric project. The outcome of this uncertainty cannot be determined until regulatory proceedings are concluded. Accordingly, no provision for any write-down of the costs associated with the Rocky Mountain project resulting from the potential actions of the Georgia Public Service Commission has been made in the accompanying financial statements.



                                        /s/ Arthur Andersen & Co.

Atlanta, Georgia
February 16, 1994

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
The Southern Company and Subsidiary Companies 1993 Annual Report




RESULTS OF OPERATIONS

EARNINGS AND DIVIDENDS

The Southern Company's 1993 financial performance exceeded the strong results recorded for 1992, and set several new records. The company's financial strength continued to gain momentum for the third consecutive year. In January 1994, The Southern Company board of directors increased the quarterly dividend rate by 3.5 percent, and approved a two-for-one common stock split in the form of a stock distribution. For all reported common stock data, the number of common shares outstanding and per share amounts for earnings, dividends, and market price have been adjusted to reflect the stock distribution. For 1993, The Southern Company's net income of $1.0 billion established a new record high and the company's common stock reached an all-time high closing price during the year of 23 3/8 -- surpassing the record of 19 1/2 set in 1992. Also, return on average common equity reached the highest level since 1986.

   Earnings reported for 1993 totaled $1,002 million or $1.57 per share, an increase of $49 million or 6 cents per share from the previous year. Both 1993 and 1992 earnings were affected by special non-operating or non-recurring items. After excluding these special items in both years, earnings from operations of the ongoing business of selling electricity were $1,016 million or $1.59 per share, an increase of $77 million or 10 cents per share compared with 1992. The special items that affected 1993 and 1992 earnings were as follows:

                                    Consolidated          Earnings
                                     Net Income           Per Share
                                    1993    1992         1993    1992
                                    (in millions)
        Earnings as reported      $1,002     $953       $1.57    $1.51

        Gulf States related           (6)     (16)       (.01)    (.03)
        Sale of Scherer Unit 4       (18)      --        (.03)      --
        Environmental
            cleanup                   25        2         .04      .01
        Transportation fleet
            reductions                13       --         .02       --

        Total items excluded          14      (14)        .02     (.02)

        Earnings from
            operations            $1,016     $939       $1.59    $1.49

        Amount and
            percent change           $77      8.2%      $0.10      6.7%

   In 1993, several items -- both positive and negative -- had an impact on earnings, which resulted in a net reduction of $14 million. These items were:
(1) The conclusion of a settlement agreement -- discussed later -- with Gulf States Utilities (Gulf States) increased earnings. (2) The second in a series of four separate transactions to sell Plant Scherer Unit 4 to two Florida utilities increased earnings. (3) Environmental clean-up costs incurred at sites located in Alabama and Georgia decreased earnings. (4) Costs associated with a transportation fleet reduction program decreased earnings. The improvements in 1993 earnings resulted primarily from increased retail energy sales and continued emphasis on effective cost controls.

The special items that increased 1992 earnings were primarily related to additional settlement provisions from Gulf States, and to gains on the sale of Gulf States common stock received in 1991.

   Returns on average common equity were 13.43 percent in 1993, 13.42 percent in 1992, and 12.74 percent in 1991. Dividends paid on common stock during 1993 were $1.14 per share or 28 1/2 cents per quarter. During 1992 and 1991, dividends paid per share were $1.10 and $1.07, respectively. In January 1994, The Southern Company board of directors raised the quarterly dividend to 29 1/2 cents per share or an annual rate of $1.18 per share.

REVENUES

Operating revenues increased in 1993 and 1992 and decreased in 1991 as a result of the following factors:

                                            Increase (Decrease)
                                              From Prior Year
                                           1993    1992     1991
                                               (in millions)
         Retail --
           Change in base rates          $  3     $ 137     $ 46
           Sales growth                   104       138      122
           Weather                        198      (113)     (19)
           Fuel cost recovery
              and  other                  199       (55)     (36)

         Total retail                     504       107      113

         Sales for resale --
           Within service area             38        (8)       5

           Outside service area          (184)      (87)     (93)

         Total sales for resale          (146)      (95)     (88)
         Other operating revenues          58        11      (28)

         Total operating revenues       $ 416      $ 23     $ (3)

         Percent change                   5.2%      0.3%     0.0%

The Southern Company and Subsidiary Companies 1993 Annual Report





   Retail revenues of $7.3 billion in 1993 increased 7.4 percent from last year, compared with an increase of 1.6 percent in 1992. Under fuel cost recovery provisions, fuel revenues generally equal fuel expense -- including the fuel component of purchased energy -- and do not affect net income.

   Sales for resale revenues within the service area were $447 million in 1993, up 9.2 percent from the prior year. This increase resulted primarily from the prolonged hot summer weather, which increased the demand for electricity. Revenues from sales for resale within the service area were $409 million in 1992, down 1.9 percent from the prior year. The decrease resulted from certain municipalities and cooperatives in the service area retaining more of their own generation at facilities jointly owned with Georgia Power.

   Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                               1993         1992           1991
                                         (in millions)
          Capacity             $350         $457           $490
          Energy                230          330            366

          Total                $580         $787           $856



   Capacity revenues decreased in 1993 and 1992 because the amount of capacity under contract declined by some 500 megawatts and 300 megawatts, respectively. In 1994, the contracted capacity will decline another 400 megawatts.

   Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1993 and the percent change by year were as follows:

         (billions of          Amount              Percent Change
          kilowatt-hours)      1993           1993     1992      1991
         Residential             36.8          9.5%     0.0%      1.5%
         Commercial              32.8          5.9      2.1       2.4
         Industrial              48.7          1.9      3.8       0.2
         Other                    0.9          4.6     (4.8)      1.2

         Total retail           119.2          5.3      2.1       1.2
         Sales for resale --
          Within service area    13.3          9.5     (1.7)     10.7
          Outside service area   12.4        (25.2)   (16.2)    (18.7)

         Total                  144.9          2.1     (0.7)     (1.4)

   The rate of growth in 1993 retail energy sales was the highest since 1986. Residential energy sales registered the highest annual increase in two decades as a result of hotter-than-normal summer weather and the addition of 46,000 new customers. Commercial sales were also affected by the warm summer. Industrial energy sales in 1993 and 1992 showed moderate growth, reflecting a recovery in the business and economic conditions in The Southern Company's service area. Energy sales to retail customers are projected to grow at an average annual rate of 1.7 percent during the period 1994 through 2004.

   Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area have decreased for the third consecutive year primarily as a result of the scheduled decline in megawatts of capacity under contract. In addition, the decline in 1992 and 1991 sales was also influenced by fluctuations in prices for oil and natural gas, the primary fuel sources for utilities with which the company has long-term contracts. When oil and gas prices fall below a certain level, these customers can generate electricity to meet their requirements more economically. However, the fluctuation in these energy sales, excluding the impact of contractual declines, had minimal effect on earnings because The Southern Company is paid for dedicating specific amounts of its generating capacity to these utilities.

EXPENSES

Total operating expenses of $6.7 billion for 1993 were up 6.5 percent compared with the prior year. The increase was attributable to higher production expenses of $75 million to meet increased energy demands and an additional $50 million in depreciation expenses and property taxes resulting from additional utility plant being placed into service. The transportation fleet reduction program and environmental clean-up costs discussed earlier increased expenses by some $62 million. Also, a $67 million change in deferred Plant Vogtle expenses compared with the amount in 1992 contributed to the rise in total operating expenses.

   In 1992, total operating expenses of $6.3 billion were at the same level reported for 1991. The costs to produce and deliver electricity in 1992 declined by $165 million primarily as a result of less energy being sold and continued effective cost controls. However, expenses in 1991 were reduced by proceeds from a settlement

The Southern Company and Subsidiary Companies 1993 Annual Report





agreement with Gulf States that more than offset the decline in 1992 expenses when compared with 1991. Deferred expenses related to Plant Vogtle in 1992 increased by $47 million when compared with the prior year.

   Fuel costs constitute the single largest expense for The Southern Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                           1993     1992     1991
         Total generation
           (billions of kilowatt-hours)     144      140      142
         Sources of generation
           (percent) --
             Coal                            78       77       77
             Nuclear                         17       17       17
             Hydro                            4        5        5
             Oil and gas                      1        1        1
         Average cost of fuel per net
           kilowatt-hour generated
             (cents) --
               Coal                        1.90     1.86     1.91
               Nuclear                     0.54     0.54     0.66
               Oil and gas                 4.34     4.81     2.84

         Total                             1.67     1.62     1.69

   Fuel and purchased power expenses of $2.6 billion in 1993 increased 1.3 percent compared with the prior year because of increased energy demands and slightly higher average cost of fuel per net kilowatt-hour generated. Fuel and purchased power costs in 1992 decreased $137 million or 5.0 percent compared with 1991 primarily because 1.1 billion fewer kilowatt-hours were needed to meet customer requirements. Also, the decrease in these costs was attributable to a lower average cost of fuel per net kilowatt-hour generated.

   Income taxes for 1993 increased $69 million compared with the prior year. The increase is attributable to a number of factors, including a 1 percent increase in the corporate federal income tax rate effective January 1993, the second sale of additional ownership interest in Plant Scherer Unit 4, and the increase in taxable income from operations. For 1992, income taxes rose $11 million or 1.7 percent above the amount reported for 1991.

   For the fifth consecutive year, total gross interest charges and preferred stock dividends declined from amounts reported in the previous year. The declines are attributable to lower interest rates and significant refinancing activities during the past two years. In 1993, these costs were $831 million
- -- down $21 million or 2.3 percent. These costs for 1992 decreased $71 million. As a result of favorable market conditions during 1993, some $3.0 billion of senior securities was issued for the primary purpose of retiring higher-cost debt and preferred stock.

EFFECTS OF INFLATION

The Southern Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on The Southern Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

FUTURE EARNINGS POTENTIAL

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from growth in energy sales to regulatory matters.

   Georgia Power has completed two of four separate transactions to sell Unit 4 of Plant Scherer to two Florida utilities. The remaining transactions are scheduled to take place in 1994 and 1995. If the sales take place as planned, Georgia Power could realize an after-tax gain currently estimated to total approximately $20 million. See Note 7 to the financial statements for additional information.

   In early 1994, Georgia Power and the system service company announced work force reduction programs that are estimated to reduce 1994 earnings by some $55 million. These actions will assist in efforts to control the growth in operating expenses.

The Southern Company and Subsidiary Companies 1993 Annual Report



   See Note 4 to the financial statements for information on an uncertainty regarding full recovery of an investment in the Rocky Mountain pumped storage hydroelectric project.

   Future earnings in the near term will depend upon growth in energy sales, which are subject to a number of factors. Traditionally, these factors have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) will have a profound effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The law also includes provisions to streamline the licensing process for new nuclear plants. The Southern Company is preparing to meet the challenge of this major change in the traditional business practices of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities, and this may enhance the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Although the Energy Act does not require transmission access to retail customers, pressure for legislation to allow retail wheeling will continue. If The Southern Company does not remain a low-cost producer and provide quality service, the company's retail energy sales growth, as well as new long-term contracts for energy sales outside the service area, could be limited, and this could significantly erode earnings.

   An important part of the Energy Act was to amend the Public Utility Holding Company Act of 1935 (PUHCA) and allow holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These new entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of these opportunities, Southern Electric International (Southern Electric) -- founded in 1981 -- is focusing on international and domestic cogeneration, the independent power market, and the privatization of generating facilities in the international market. During 1993, investments of some $315 million were made in entities that own and operate generating facilities in various international markets. In the near term, Southern Electric is expected to have minimal effect on earnings, but the possibility exists that it could be a prime contributor to future earnings growth.

   Demand-side options -- programs that enable customers to lower or alter their peak energy requirements -- have been implemented by some of the system operating companies and are a significant part of integrated resource planning. See Note 3 to the financial statements under "Georgia Power's Demand-Side Conservation Programs" for information concerning the recovery of certain costs. Customers can receive cash incentives for participating in these programs as well as reduce their energy requirements. Expansion and increased utilization of these programs will be contingent upon sharing of cost savings between the customers and the utility. Besides promoting energy efficiency, another benefit of these programs could be the ability to defer the need to construct baseload generating facilities further into the future. The ability to defer major construction projects in conjunction with precertification approval processes of such projects by the respective state public service commissions in Alabama, Georgia, and Mississippi will diminish the possible exposure to prudency disallowances and the resulting impact on earnings. In addition, Georgia Power has conducted a competitive bidding process for additional peaking capacity needed in 1996 and 1997. To meet expected requirements for 1996, Georgia Power has filed a plan with the state public service commission for certification of a four-year purchase power contract and for an ownership interest in a combustion turbine peaking unit.

   Rates to retail customers served by the system operating companies are regulated by the respective state public service commissions in Alabama, Florida, Georgia, and Mississippi. Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. See Note 3 to the financial statements for information about other regulatory matters.

   The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that The Southern Company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in some of these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Reviews Equity Returns" for additional information.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters."

The Southern Company and Subsidiary Companies 1993 Annual Report


NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) issued Statement No. 112, Employers' Accounting for Postemployment Benefits, which must be effective by 1994. The new standard requires that all types of benefits provided to former or inactive employees and their families prior to retirement be accounted for on an accrual basis. These benefits include salary continuation, severance pay, supplemental unemployment benefits, disability-related benefits, job training, and health and life insurance coverage. In 1993, The Southern Company adopted Statement No. 112, with no material effect on the financial statements.

   The FASB has issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which is effective in 1994. Statement No. 115 supersedes FASB Statement No. 12, Accounting for Certain Marketable Securities. The Southern Company adopted the new rules January 1, 1994, with no material effect on the financial statements.

FINANCIAL CONDITION

OVERVIEW

The Southern Company's financial condition is now the strongest since the mid-1980s. Record levels of performance were set in 1993 related to earnings, market price of common stock, and energy sold to retail customers. In January 1994, The Southern Company board of directors increased the common stock dividend for the third consecutive year, and approved a two-for-one common stock split in the form of a stock distribution.

   Another major change in The Southern Company's financial condition was gross property additions of $1.4 billion to utility plant. The majority of funds needed for gross property additions since 1990 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Consolidated Statements of Cash Flows provide additional details.

   On January 1, 1993, The Southern Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes. See notes 2 and 9 to the financial statements, regarding the impact of these changes.

CAPITAL STRUCTURE

The company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 43.5 percent in 1993, compared with 42.8 percent in 1992 and 41.5 percent in 1991. The company's goal is to maintain the common equity ratio generally within a range of 40 percent to 45 percent.

   During 1993, the operating companies sold $2.2 billion of first mortgage bonds and, through public authorities, $385 million of pollution control revenue bonds, at a combined weighted interest rate of 6.5 percent. Preferred stock of $426 million was issued at a weighted dividend rate of 5.7 percent. The operating companies continued to reduce financing costs by retiring higher-cost bonds and preferred stock. Retirements, including maturities, of bonds totaled $2.5 billion during 1993, $2.8 billion during 1992, and $1.0 billion during 1991. Retirements of preferred stock totaled $516 million during 1993, $326 million during 1992, and $125 million during 1991. As a result, the composite interest rate on long-term debt decreased from 9.2 percent at December 31, 1990, to 7.6 percent at December 31, 1993. During this same period, the composite dividend rate on preferred stock declined from 8.5 percent to 6.4 percent.

   In 1993, The Southern Company raised $205 million from the issuance of new common stock under the Dividend Reinvestment and Stock Purchase Plan (DRIP) and the Employee Savings Plan. At the close of 1993, the company's common stock had a market value of $22.00 per share, compared with a book value of $11.96 per share. The market-to-book value ratio was 184 percent at the end of 1993, compared with 168 percent at year-end 1992 and 156 percent at year-end 1991.

CAPITAL REQUIREMENTS FOR CONSTRUCTION

The construction program of the operating companies is budgeted at $1.5 billion for 1994, $1.3 billion for 1995, and $1.5 billion for 1996. The total is $4.3 billion for the three years. Actual construction costs may vary from this estimate because of factors such as changes in environmental regulations; changes in existing nuclear plants to meet new regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital.

   The operating companies do not have any baseload generating plants under construction, and current energy demand forecasts do not require any additional baseload facilities until well into the future. However, within the

The Southern Company and Subsidiary Companies 1993 Annual Report



service area, the construction of combustion turbine peaking units of approximately 1,700 megawatts of capacity is planned to be completed by 1996 to meet increased peak-hour demands. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

OTHER CAPITAL REQUIREMENTS

In addition to the funds needed for the construction program, approximately $789 million will be required by the end of 1996 for present sinking fund requirements, redemptions announced, and maturities of long-term debt. Also, the operating subsidiaries plan to continue a program to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital.

ENVIRONMENTAL MATTERS

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance must be implemented in 1995 and affects eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

   Beginning in 1995, the Environmental Protection Agency (EPA) will allocate annual sulfur dioxide emission allowances through the newly established allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for allocating allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

   The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The market for emission allowances is developing slower than expected. However, The Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as the market develops.

   The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, and this has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures are required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment would be installed on all fossil-fired units. Under this Phase I compliance approach, additional construction expenditures are estimated to total approximately $275 million through 1995.

   Phase II compliance costs are expected to be higher because requirements are stricter and all fossil-fired generating plants are affected. For sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, compliance could require total construction expenditures ranging from approximately $450 million to $800 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   An average increase of up to 3 percent in revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   There can be no assurance that all Clean Air Act costs will be recovered.

   Metropolitan Atlanta is classified as a non-attainment area with regard to the ozone ambient air quality standards. Title I of the Clean Air Act requires the state of Georgia to conduct specific studies and establish new control rules by November 1994 -- affecting sources of nitrogen oxides and volatile organic compounds -- to achieve attainment by 1999. As the required first step, the state has issued rules for the application of reasonably available control technology to reduce nitrogen oxide emissions by May 31, 1995. The results of these new rules require nitrogen oxide controls, above Title IV

The Southern Company and Subsidiary Companies 1993 Annual Report



requirements, on some Georgia Power plants. Final attainment rules, based on modeling studies, could require installation of additional controls for nitrogen oxide emissions as early as 1997. Compliance with any new rules could result in significant additional costs. The impact of new rules will depend on the development and implementation of such rules.

   Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The study will serve as the basis for a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

   The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA is expected to take some action on this issue in 1994. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1994 or 1995, the EPA is expected to issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

   In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

   The Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the company could incur costs to clean up properties currently or previously owned. The company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites.

   Several major pieces of environmental legislation are in the process of being reauthorized or amended by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; and the Resource Conservation and Recovery Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

   Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential for lawsuits alleging damages caused by electromagnetic fields exists.

SOURCES OF CAPITAL

In early 1994, The Southern Company sold -- through a public offering -- common stock with proceeds totaling $120 million. The company may require additional equity capital during the remainder of 1994. The amount and timing of additional equity capital to be raised in 1994 -- as well as in subsequent years -- will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1994 for the DRIP and the employee stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

   The operating subsidiaries plan to obtain the funds required for construction and other purposes from sources similar to those used in the past. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

The Southern Company and Subsidiary Companies 1993 Annual Report




   Completing the sale of Unit 4 of Plant Scherer will provide some $260 million of cash during the years 1994 and 1995.

   As required by the Nuclear Regulatory Commission, Alabama Power and Georgia Power established external sinking funds for nuclear decommissioning costs. For 1994 through 2000, the combined amount to be funded for both Alabama Power and Georgia Power totals $36 million annually. The cumulative effect of funding over this period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

   To meet short-term cash needs and contingencies, the system companies had approximately $178 million of cash and cash equivalents and $1.1 billion of unused credit arrangements with banks at the beginning of 1994.

   To issue additional first mortgage bonds and preferred stock, the operating companies must comply with certain earnings coverage requirements designated in their mortgage indentures and corporate charters. The ability to issue securities in the future will depend on coverages at that time. The coverage ratios were, at the end of the respective years, as follows:

                                   Mortgage             Charter
                                   Coverage             Coverage
                                    (2.00*               (1.50
                                   Required)           Required)
                                  1993     1992       1993     1992
         Alabama Power            5.70     5.86       2.71     2.56
         Georgia Power            7.75     6.38       2.61     2.23
         Gulf Power               5.79     5.27       2.56     2.35
         Mississippi Power        5.78     5.68       2.67     2.51
         Savannah Electric        3.94     5.01       2.20     2.65

*Savannah Electric's requirement is 2.50.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1993, 1992, and 1991
The Southern Company and Subsidiary Companies 1993 Annual Report




                                                                           1993            1992             1991
                                                                                       (in millions)
     OPERATING REVENUES                                                  $8,489          $8,073           $8,050

     OPERATING EXPENSES:
     Operation --
        Fuel                                                              2,265           2,114            2,237
        Purchased power                                                     336             454              468
        Proceeds from settlement of disputed contracts (Note 8)              (3)             (7)            (181)
        Other                                                             1,448           1,317            1,321
     Maintenance                                                            653             613              637
     Depreciation and amortization                                          793             768              763
     Amortization of deferred Plant Vogtle expenses, net (Note 1)            36             (31)              16
     Taxes other than income taxes                                          462             436              432
     Federal and state income taxes                                         734             647              618

     Total operating expenses                                             6,724           6,311            6,311

     OPERATING INCOME                                                     1,765           1,762            1,739
     OTHER INCOME (EXPENSE):
     Allowance for equity funds used during construction                      9              10               13
     Deferred return on Plant Vogtle (Note 1)                                --              --               35
     Interest income                                                         30              32               30
     Other, net                                                             (41)            (50)             (57)
     Income taxes applicable to other income                                 57              39               21

     INCOME BEFORE INTEREST CHARGES                                       1,820           1,793            1,781

     INTEREST CHARGES AND PREFERRED DIVIDENDS:
     Interest on long-term debt                                             595             684              757
     Allowance for debt funds used during construction                      (13)            (12)             (18)
     Interest on notes payable                                               30              16               20
     Amortization of debt discount, premium, and expense, net                26              14                9
     Other interest charges                                                  87              34               29
     Preferred dividends of subsidiary companies                             93             104              108

     Net interest charges and preferred dividends                           818             840              905

     CONSOLIDATED NET INCOME                                             $1,002           $ 953           $  876

     COMMON STOCK DATA: (Note 10)
        Average number of shares of common stock outstanding (in millions)  637             632              632
        Earnings per share of common stock                                $1.57           $1.51           $ 1.39
        Cash dividends paid per share of common stock                     $1.14           $1.10           $ 1.07




CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1993, 1992, and 1991


                                                                           1993            1992             1991
                                                                                       (in millions)
     BALANCE AT BEGINNING OF YEAR                                        $2,721          $2,490           $2,296
     Consolidated net income                                              1,002             953              876

                                                                          3,723           3,443            3,172
     Cash dividends on common stock                                         726             695              676
     Capital and preferred stock transactions, net                           29              27                6

     BALANCE AT END OF YEAR (Note 14)                                    $2,968          $2,721           $2,490

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1993, 1992, and 1991
The Southern Company and Subsidiary Companies 1993 Annual Report




                                                                         1993             1992             1991
                                                                                      (in millions)
     OPERATING ACTIVITIES:
     Consolidated net income                                           $  1,002        $    953         $    876
     Adjustments to reconcile consolidated net income
        to net cash provided by operating activities --
          Depreciation and amortization                                   1,011             969              968
          Deferred income taxes and investment tax credits                  189             215               15
          Allowance for equity funds used during construction                (9)            (10)             (13)
          Deferred Plant Vogtle costs (Note 1)                               36             (31)             (19)
          Non-cash proceeds from settlement of disputed
              contracts (Note 8)                                             --              (7)            (141)
          Gain on asset sales                                               (36)             --              (37)

          Other, net                                                         (9)            (25)              82

          Changes in certain current assets and liabilities --
              Receivables, net                                              (55)            (10)              68
              Fossil fuel stock                                             138              53               21
              Materials and supplies                                         (2)            (76)              (1)
              Accounts payable                                               43              35              (13)
              Other                                                         (61)            (71)              61

     Net cash provided from operating activities                          2,247           1,995            1,867

     INVESTING ACTIVITIES:
     Gross property additions                                            (1,441)         (1,105)          (1,123)
     Foreign utility operations                                            (465)             --               --
     Sales of property                                                      262              44              291
     Other                                                                  (37)             61              (45)

     Net cash used for investing activities                              (1,681)         (1,000)            (877)

     FINANCING ACTIVITIES:
     Proceeds --
        Common stock                                                        205              30               --
        Preferred stock                                                     426             410              100
        First mortgage bonds                                              2,185           1,815              380
        Other long-term debt                                                592             256              140
        Prepaid capacity revenues                                            --              --               53
     Retirements --
        Preferred stock                                                    (516)           (326)            (125)
        First mortgage bonds                                             (2,178)         (2,575)            (881)
        Other long-term debt                                               (450)           (296)            (200)
     Increase in notes payable, net                                         114             525              180
     Payment of common stock dividends                                     (726)           (695)            (676)
     Miscellaneous                                                         (137)           (148)             (41)

     Net cash used for financing activities                                (485)         (1,004)          (1,070)

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    81              (9)             (80)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          97             106              186

     CASH AND CASH EQUIVALENTS AT END OF YEAR                          $    178        $     97         $    106

     SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
        Interest (net of amount capitalized)                           $    673        $    743         $    802
        Income taxes                                                        530             458              428

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF BALANCE SHEETS
At December 31, 1993, and 1992
The Southern Company and Subsidiary Companies 1993 Annual Report





     ASSETS                                                                                1993           1992
                                                                                              (in millions)
     UTILITY PLANT:
     Plant in service (Note 1)                                                            $27,687        $27,033
     Less accumulated provision for depreciation                                            8,934          8,280

                                                                                           18,753         18,753
     Nuclear fuel, at amortized cost                                                          229            257
     Construction work in progress (Note 4)                                                 1,031            665

     Total                                                                                 20,013         19,675
     Less property-related accumulated deferred income taxes (Note 9)                          --          3,186

     Total                                                                                 20,013         16,489

     OTHER PROPERTY AND INVESTMENTS:
     Foreign utility operations, being amortized (Note 5)                                     559             --
     Nuclear decommissioning trusts                                                            88             52
     Miscellaneous                                                                             89             75

     Total                                                                                    736            127

     CURRENT ASSETS:
     Cash and cash equivalents                                                                178             97
     Investment securities                                                                     --            199
     Receivables, less accumulated provisions for uncollectible accounts
        of $9 million in 1993 and $7 million in 1992                                        1,147            919
     Fossil fuel stock, at average cost                                                       254            392
     Materials and supplies, at average cost                                                  535            533
     Prepayments                                                                              148            220
     Vacation pay deferred (Note 1)                                                            73             70

     Total                                                                                  2,335          2,430

     DEFERRED CHARGES:
     Deferred charges related to income taxes (Note 9)                                      1,546             --
     Deferred Plant Vogtle costs (Note 1)                                                     507            383
     Debt expense, being amortized                                                             33             28
     Premium on reacquired debt, being amortized                                              288            222
     Deferred fuel charges (Note 5)                                                            70             89
     Miscellaneous                                                                            383            270

     Total                                                                                  2,827            992

     TOTAL ASSETS                                                                         $25,911        $20,038

The accompanying notes are an integral part of these balance sheets.

At December 31, 1993 and 1992
The Southern Company and Subsidiary Companies 1993 Annual Report




     CAPITALIZATION AND LIABILITIES                                                            1993            1992
                                                                                                   (in millions)
     CAPITALIZATION (See accompanying statements):
     Common stock equity                                                                      $7,684        $  7,234
     Preferred stock                                                                           1,332           1,351
     Preferred stock subject to mandatory redemption                                               1               8
     Long-term debt                                                                            7,412           7,241

     Total                                                                                    16,429          15,834

     CURRENT LIABILITIES:
     Preferred stock due within one year                                                           1              65
     Long-term debt due within one year                                                          156             188
     Notes payable                                                                               941             827
     Accounts payable                                                                            698             646
     Customer deposits                                                                           103              99
     Taxes accrued --
        Federal and state income                                                                  34              27
        Other                                                                                    172             145
     Interest accrued                                                                            186             191
     Vacation pay accrued                                                                         90              86
     Miscellaneous                                                                               190             242

     Total                                                                                     2,571           2,516

     DEFERRED CREDITS AND OTHER LIABILITIES:
     Accumulated deferred income taxes (Note 9)                                                3,979              --
     Deferred credits related to income taxes (Note 9)                                         1,051              --
     Accumulated deferred investment tax credits                                                 900             957
     Disallowed Plant Vogtle capacity buyback costs                                               63              72
     Prepaid capacity revenues                                                                   144             148
     Miscellaneous                                                                               774             511

     Total                                                                                     6,911           1,688

     COMMITMENTS AND CONTINGENT MATTERS (Notes 1, 3, 4, 5, 6, 7, 8, and 13)
     TOTAL CAPITALIZATION AND LIABILITIES                                                    $25,911         $20,038

The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1993 and 1992
The Southern Company and Subsidiary Companies 1993 Annual Report




                                                                                   1993           1992            1993         1992
                                                                                       (in millions)             (percent of total)
     COMMON STOCK EQUITY:
     Common stock, par value $5 per share --
        Authorized -- 1 billion shares
        Outstanding -- 1993:  637 million shares, 1992:
          632 million shares (Note 10)                                           $   3,213      $  1,582
     Paid-in capital                                                                 1,502         2,929
     Premium on preferred stock                                                          1             2
     Retained earnings (Note 14)                                                     2,968         2,721

     Total common stock equity                                                       7,684         7,234        46.8%          45.7%

     CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES:
     $100 par or stated value --
        4.20% to 5.96%                                                                 199           199
        6.32% to 7.88%                                                                 205           182
        8.04% to 8.80%                                                                  --           225
     $25 par or stated value --
        $1.90 to $2.125                                                                295           295
        6.40% to 9.50%                                                                 323           200
     Auction rates -- at January 1, 1994;
        2.72% to 2.92%                                                                  70            50
     Adjustable rates -- at January 1, 1994;
        4.80% to 7.57%                                                                 240           200

     Total (annual dividend requirement -- $85 million)                              1,332         1,351         8.1            8.5

     CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES
        SUBJECT TO MANDATORY REDEMPTION:
     $100 par value --
        11.36%                                                                           2             3
     $25 stated value --
        $2.43                                                                           --            45
        $2.50                                                                           --            25

     Total                                                                               2            73
     Less amount due within one year                                                     1            65

     Total excluding amount due within one year                                          1             8         0.0            0.1

At December 31, 1993 and 1992
The Southern Company and Subsidiary Companies 1993 Annual Report




                                                                                  1993         1992          1993           1992
                                                                                      (in millions)            (percent of total)
     LONG-TERM DEBT:
     First mortgage bonds of subsidiaries --
         Maturity                        Interest Rates
         1994                            4 5/8%                                   26                78
         1995                            4 3/4% to 5 1/8%                        141               211
         1996                            4 1/2% to 6 1/4%                        235               100
         1997                            5 7/8% to 7 1/8%                         25               113
         1998                            5% to 9.2%                              249                98
         1999 through 2003               6% to 8 3/4%                          1,580             1,626
         2004 through 2008               6 7/8% to 9%                            230               182
         2014 through 2018               9 3/8% to 10 3/4%                        85               975
         2019 through 2023               7.3% to 9 3/8%                        1,909             1,040
         2020                            Variable rates                           --                50
         2032                            Variable rates                          200               200

     Total first mortgage bonds                                                4,680             4,673
     Other long-term debt (Note 11)                                            2,962             2,820
     Unamortized debt premium (discount), net                                    (74)              (64)

     Total long-term debt (annual interest
        requirement -- $581 million)                                           7,568             7,429
     Less amount due within one year (Note 12)                                   156               188

     Long-term debt excluding amount due within one year                       7,412             7,241       45.1           45.7

     TOTAL CAPITALIZATION                                                     16,429          $ 15,834      100.0%         100.0%




CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For The Years Ended December 31, 1993, 1992, and 1991

                                                                                        1993                 1992            1991
                                                                                                        (in millions)
     BALANCE AT BEGINNING OF YEAR                                                     $2,929               $2,906          $2,906
     Proceeds from sales of common stock over the par value -- 9.7 million
        and 1.6 million shares in 1993 and 1992, respectively                            179                   23            --
     Two-for-one stock split (Note 10)                                                (1,606)                  --            --

     BALANCE AT END OF YEAR                                                           $1,502               $2,929          $2,906


The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
The Southern Company and Subsidiary Companies 1993 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

GENERAL

The Southern Company is the parent company of five operating companies, a system service company, Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and various other subsidiaries related to foreign utility operations and domestic non-utility operations. At this time, the operations of the other subsidiaries are not material. The operating companies provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and to the subsidiary companies. Southern Electric designs, builds, owns, and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants.

   The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state regulatory commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions.

   All material intercompany items have been eliminated in consolidation. Consolidated retained earnings at December 31, 1993, include $2.6 billion of undistributed retained earnings of subsidiaries.

   Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with current year presentation.

REVENUES AND FUEL COSTS

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

   Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $137 million in 1993, $132 million in 1992, and $162 million in 1991. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2009 at Plant Vogtle, and into 2012 and 2014 at Plant Farley units 1 and 2, respectively.

   Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Georgia Power -- based on its ownership interests -- and Alabama Power currently estimate their liability under this law to be approximately $39 million and $46 million, respectively. These obligations are recorded in the Consolidated Balance Sheets.

DEPRECIATION AND NUCLEAR DECOMMISSIONING

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1993, 1992, and 1991. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities.

The Southern Company and Subsidiary Companies 1993 Annual Report




   In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning.
Reasonable assurance may be in the form of an external sinking fund, a surety method, or prepayment. Alabama Power and Georgia Power have established external sinking funds to comply with the NRC's regulations. Prior to the enactment of these regulations, Alabama Power and Georgia Power had reserved nuclear decommissioning costs. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

   The estimated cost of decommissioning and the amounts being recovered through rates at December 31, 1993, for Alabama Power's Plant Farley and Georgia Power's plants Hatch and Vogtle -- based on its ownership interests -- were as follows:

                                             Plant    Plant      Plant
                                            Farley    Hatch     Vogtle
         Site study basis (year)              1993     1990       1990

         Estimated completion of
           decommissioning (year)             2029     2027       2037

                                                  (in millions)
         Cost of decommissioning:
           Radiated structures                $409     $184       $155
           Non-radiated structures              75       35         62
           Other                                94       55         54

         Total cost                           $578     $274       $271

                                                  (in millions)
         Approved for ratemaking              $578     $184       $155
         Amount expensed in 1993                14        6          6
         Balance in external trust fund         50       22         16
         Balance in internal reserve            53       33         11

   The amounts in the internal reserve are being transferred into the external trust fund over a set period of time as approved by the respective state public service commissions.

   The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

PLANT VOGTLE PHASE-IN PLANS

In 1987 and 1989, the Georgia Public Service Commission (GPSC) ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates under plans that meet the requirements of Financial Accounting Standards Board (FASB) Statement No. 92, Accounting for Phase-In Plans. Under these plans, Georgia Power deferred financing costs and depreciation expense until the allowed investment was fully reflected in rates as of October 1991. In 1991, the GPSC modified the Plant Vogtle phase-in plan to begin earlier amortization of the costs deferred under the plan. Also, the GPSC levelized capacity buyback expense from co-owners of Plant Vogtle. See Note 3 for additional information regarding Georgia Power's 1991 rate order. Previously, pursuant to two separate interim accounting orders by the GPSC, Georgia Power deferred substantially all operating expenses and financing costs related to Plant Vogtle. Units 1 and 2 began commercial operation in May 1987 and May 1989, respectively. The accounting orders were for the periods from the date of each unit's commercial operation until October 1987 and 1989, respectively. Under phase-in plans and accounting orders from the GPSC, Georgia Power deferred and began amortizing the costs -- recovered through rates -- related to Plant Vogtle as follows:

                                                          Unrecovered
                                                              Balance
                                                             Year-End
                                    1993     1992     1991      1993
                                              (in millions)
         Deferred:
           Financing costs         $  --   $   --    $ 35       $388

           Capacity buyback
             expense                  38      100      30        168
           Other operating
             expenses                 --       --       7        279
         Amortization of
           amounts deferred          (74)     (69)    (53)      (328)


         Net deferred amounts      $ (36)     $31    $ 19       $507


   The unrecovered balance above includes approximately $160 million related to the adoption in 1993 of FASB Statement No. 109, Accounting for Income Taxes. See Note 9 for information about Statement No. 109.

The Southern Company and Subsidiary Companies 1993 Annual Report




   Each GPSC order calls for recovery of deferred costs within 10 years. Also, the orders authorized Georgia Power to impute a return similar to allowance for funds used during construction (AFUDC) on its investment in Plant Vogtle units 1 and 2 after the units began commercial operation. These deferred returns are included in the above amounts, except for the equity component in the case of the Unit 2 accounting order.

INCOME TAXES

The companies provide deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

   In years prior to 1993, income taxes were accounted for and reported under Accounting Principles Board Opinion No. 11. Effective January 1, 1993, The Southern Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 9 for additional information about Statement No. 109.

AFUDC AND DEFERRED RETURN

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the companies to calculate AFUDC during the years 1991 through 1993 ranged from a before-income-tax rate of 4.9 percent to 11.4 percent. Deferred income taxes related to capitalized debt cost were $5 million, $4 million, and $7 million in 1993, 1992, and 1991, respectively. After Plant Vogtle units 1 and 2 began commercial operation in 1987 and 1989, respectively, Georgia Power imputed a deferred return similar to AFUDC on its investment in the units under the short-term cost deferrals and phase-in plans, as discussed earlier. AFUDC and the deferred return, net of income tax, as a percent of consolidated net income were 1.7 percent in 1993,
1.8 percent in 1992, and 6.0 percent in 1991. The deferred return was discontinued in October 1991 after the allowed investment in Plant Vogtle was fully reflected in rates.

UTILITY PLANT

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

CASH AND CASH EQUIVALENTS

For purposes of the Consolidated Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

FINANCIAL INSTRUMENTS

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of The Southern Company -- for which the carrying amount does not approximate fair value -- are shown in the table below at December 31:

                                                       1993
                                             Carrying            Fair
                                              Amount            Value
                                                  (in millions)
         Nuclear decommissioning trusts      $   88            $   90
         Long-term debt                       7,321             7,729
         Preferred stock subject
            to mandatory redemption               2                 2


                                                       1992
                                              Carrying           Fair
                                                Amount          Value
                                                    (in millions)
         Nuclear decommissioning trusts      $   52            $   53
         Investment securities                  199               221
         Long-term debt                       7,165             7,566
         Preferred stock subject
            to mandatory redemption              73                79

   The fair values of nuclear decommissioning trusts and investment securities were based on listed closing market prices. The fair values for long-term debt and preferred

The Southern Company and Subsidiary Companies 1993 Annual Report

stock subject to mandatory redemption were based on either closing market prices or closing prices of comparable instruments.

MATERIALS AND SUPPLIES

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed. In 1992, Georgia Power converted to the inventory method of accounting for certain emergency spare parts. This conversion resulted in a regulatory liability that will be amortized as a credit to income over approximately four years. This conversion will not have a material effect on net income.

VACATION PAY

The operating companies' employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the companies accrue a current liability for earned vacation pay and record a current asset representing the future recoverability of this cost. The amount was $73 million and $70 million at December 31, 1993 and 1992, respectively. In 1994, an estimated 71 percent of the 1993 deferred vacation cost will be expensed, and the balance will be charged to construction and other accounts.

2.  RETIREMENT BENEFITS

PENSION PLAN

The system companies have defined benefit, trusteed, non-contributory pension plans that cover substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit.
Primarily, the companies use the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

POSTRETIREMENT BENEFITS

The system companies also provide certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. A qualified trust for medical benefits has been established for funding amounts to the extent deductible under federal income tax regulations. Amounts funded are primarily invested in debt and equity securities. Accrued costs of life insurance benefits, other than current cash payments for retirees, currently are not being funded.

   Effective January 1, 1993, the system companies adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered Georgia Power to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional costs would be expensed in 1993 and the remaining costs would be deferred. An additional one-fifth of the costs would be expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The costs deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. As a result of regulatory treatment allowed by the operating companies' respective public service commissions, the adoption of Statement No. 106 did not have a material impact on consolidated net income.

   Prior to 1993, the system companies, except for Georgia Power and Savannah Electric, recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. Consistent with regulatory treatment in these years, Georgia Power and Savannah Electric recognized these costs on a cash basis as payments were made. The total costs of such benefits recognized by system companies in 1992 and 1991 were $42 million and $36 million, respectively.

STATUS AND COST OF BENEFITS

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. Retiree medical and life insurance information is shown only for 1993 because Statement

The Southern Company and Subsidiary Companies 1993 Annual Report


No. 106 was adopted as of January 1, 1993, on a prospective basis. The funded status of the plans at December 31 was as follows:

                                                      Pension
                                                  1993        1992
                                                    (in millions)
         Actuarial present value of
            benefit obligation:
              Vested benefits                  $  1,534    $  1,293
              Non-vested benefits                    76          62

         Accumulated benefit obligation           1,610       1,355
         Additional amounts related to
            projected salary increases              558         638

         Projected benefit obligation             2,168       1,993
         Less:
            Fair value of plan assets             3,337       2,994
            Unrecognized net gain                (1,060)       (891)
            Unrecognized prior service cost          72          77
            Unrecognized transition asset          (152)       (164)

         Prepaid asset recognized in the
            Consolidated Balance Sheets        $     29    $     23



                                                     Postretirement
                                                  Medical        Life
                                                   1993           1993
                                                      (in millions)
         Actuarial present value of
            benefit obligation:
              Retirees and dependents          $    243    $     75
              Employees eligible to retire           48          --
              Other employees                       389          96

         Accumulated benefit obligation             680         171
         Less:
            Fair value of plan assets                95           2
            Unrecognized net loss (gain)             76         (13)
            Unrecognized transition obligation      419         113

         Accrued liability recognized in the
            Consolidated Balance Sheets        $     90    $     69



   The weighted average rates assumed in the above actuarial calculations were:

                                             1993     1992    1991
         Discount                             7.5%     8.0%   8.0%
         Annual salary increase               5.0      6.0    6.0
         Long-term return on
            plan assets                       8.5      8.5    8.5



   An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 11.3 percent for 1993, decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate by 1 percent would increase the accumulated medical benefit obligation at December 31, 1993, by $129 million and the aggregate of the service and interest cost components of the net retiree medical cost by $14 million.

   Components of the plans' net cost are shown below:

                                                    Pension
                                              1993    1992       1991
                                                 (in millions)
         Benefits earned during the year    $  76     $  75     $  71
         Interest cost on projected
            benefit obligation                156       146       138
         Actual return on plan assets        (432)     (135)     (745)
         Net amortization and deferral        186       (85)      551

         Net pension cost (income)          $ (14)    $   1     $  15



   Of the above net pension amounts, pension income of $9 million in 1993 and pension expense of $2 million in 1992 and $11 million in 1991 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                                     Postretirement
                                                  Medical        Life
                                                    1993         1993
                                                      (in millions)
         Benefits earned during the year           $  21         $  6
         Interest cost on accumulated
            benefit obligation                        43           13
         Amortization of transition
            obligation over 20 years                  22            6
         Actual return on plan assets                (12)          --
         Net amortization and deferral                 5           --

         Net postretirement cost                   $  79         $ 25




   Of the above net postretirement medical and life insurance costs recorded in 1993, $64 million was charged to operating expenses, $21 million was deferred, and the remainder was charged to construction and other accounts.

The Southern Company and Subsidiary Companies 1993 Annual Report

WORK FORCE REDUCTION PROGRAMS

The system companies have incurred additional costs for work force reduction programs. The costs related to these programs were $35 million, $37 million, and $72 million for the years 1993, 1992, and 1991, respectively. A portion of the cost of these programs was deferred and is being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $19 million at December 31, 1993.

3.  LITIGATION AND REGULATORY MATTERS

RETAIL RATEPAYERS' SUIT CONCLUDED

In March 1993, several retail ratepayers of Georgia Power filed a civil complaint in the Superior Court of Fulton County, Georgia, against Georgia Power, The Southern Company, the system service company, and Arthur Andersen & Co. The complaint alleged that Georgia Power obtained excessive rate increases by improper accounting for spare parts and sought actual damages estimated by the plaintiffs to be in excess of $60 million -- plus treble and punitive damages -- for alleged violations of the Georgia Racketeer Influenced and Corrupt Organizations Act and other state statutes, statutory and common law fraud, and negligence. These state law allegations were substantially the same as those included in a 1989 suit brought in federal district court in Georgia. That suit and similar ones filed in Alabama, Florida, and Mississippi federal courts were subsequently dismissed.

   The defendants' motions to dismiss the current complaint were granted by the Superior Court of Fulton County, Georgia, in July 1993. In January 1994, the plaintiffs' appeal of the dismissal to the Supreme Court of Georgia was rejected, and this matter is concluded.

STOCKHOLDER SUIT

In April 1991, two Southern Company stockholders filed a derivative action suit in the U.S. District Court for the Southern District of Georgia against certain current and former directors and officers of The Southern Company. The suit alleges violations of the Federal Racketeer Influenced and Corrupt Organizations Act (RICO) by officers and breaches of fiduciary duty and gross negligence by all defendants resulting from alleged fraudulent accounting for spare parts, illegal political campaign contributions, violations of federal securities laws involving misrepresentations and omissions in SEC filings, and concealment of the foregoing acts. The complaint seeks damages -- including treble damages pursuant to RICO -- in an unspecified amount, which if awarded, would be payable to The Southern Company. The plaintiffs' amended complaint was dismissed by the court in March 1992. The court ruled the plaintiffs had failed to present adequately their allegation that The Southern Company board of directors' refusal of an earlier demand by the plaintiffs was wrongful. The plaintiffs have appealed the dismissal to the U.S. Court of Appeals for the 11th Circuit.

ALABAMA POWER HEAT PUMP FINANCING SUIT

In September 1990, two customers of Alabama Power filed a civil complaint in the Circuit Court of Shelby County, Alabama, against Alabama Power seeking to represent all persons who, prior to June 23, 1989, entered into agreements with Alabama Power for the financing of heat pumps and other merchandise purchased from vendors other than Alabama Power. The plaintiffs contended that Alabama Power was required to obtain a license under the Alabama Consumer Finance Act to engage in the business of making consumer loans. The plaintiffs were seeking an order declaring these agreements null and void and requiring Alabama Power to refund all payments -- principal and interest -- made under these agreements. The aggregate amount under these agreements, together with interest paid, currently is estimated to be $40 million.

   In June 1993, the court ordered Alabama Power to refund or forfeit interest of approximately $10 million because of Alabama Power's failure to obtain such license. However, the court's order did not require any refund or forfeiture with respect to any principal payments under the agreements at issue. Alabama Power has appealed the court's order to the Supreme Court of Alabama.

   The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

GULF POWER COAL BARGE TRANSPORTATION SUIT

In 1993, a complaint against Gulf Power and the system service company was filed in federal district court in Ohio by two companies with which Gulf Power had contracted for the transportation by barge for certain Gulf Power coal supplies. The complaint alleges breach of the contract by Gulf Power and seeks damages estimated by the plaintiffs to be in excess of $85 million.

The Southern Company and Subsidiary Companies 1993 Annual Report

   The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

ALABAMA POWER RATE ADJUSTMENT PROCEDURES

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

   The APSC issued an order in December 1991 that reduced a scheduled 2.03 percent annual increase in rates to 1.03 percent, effective January 1992. The 1 percent reduction will remain in effect through 1994. The rate reduction was designed to refund to retail ratepayers a portion of the benefits from a settled contract dispute with Gulf States Utilities Company (Gulf States). The present value of this portion of the settlement -- amounting to some $60 million -- is being amortized to income to offset the rate reduction in accordance with the APSC's rate order. See Note 8 for additional information concerning the Gulf States settlement.

   Also in the December 1991 rate order, the APSC reaffirmed its satisfaction with the ratemaking mechanism and stated that it did not foresee any further review or changes in the procedures until after 1994. The ratemaking procedures will remain in effect after 1994 unless the APSC votes to modify or discontinue them.

GEORGIA POWER'S DEMAND-SIDE CONSERVATION PROGRAMS

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of Georgia Power's costs incurred in connection with demand-side conservation programs were unlawful. The judge held that the GPSC lacked statutory authority to approve such rate riders except through general rate case proceedings and that those procedures had not been followed. Georgia Power suspended collection of the demand-side conservation costs and appealed the court's decision to the Georgia Court of Appeals. In December 1993, the GPSC approved Georgia Power's request for an accounting order allowing Georgia Power to defer all current unrecovered and future costs related to these programs until the superior court's decision is reversed or until the next general rate case proceedings. An association of industrial customers has filed a petition for review of the accounting order in superior court. Georgia Power's costs related to these conservation programs through 1993 were $60 million, of which $15 million has been collected and the remainder deferred. The estimated costs, assuming no change in the programs certified by the GPSC, are $38 million in 1994 and $40 million in 1995.

   The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

GEORGIA POWER 1991 RATE ORDER; PHASE-IN PLAN MODIFICATIONS

Georgia Power received a rate order in 1991 from the GPSC that modified the Plant Vogtle phase-in plans to begin earlier amortization of the costs deferred under the plans. The amortization period began October 1991 -- rather than October 1994 as originally scheduled -- and extends through September 1999. In addition, the GPSC ordered the levelization of capacity buyback expense from the co-owners of Plant Vogtle over a six-year period beginning October 1991. This results in net cost deferrals during the first three years and subsequent amortization of the deferred amounts in the last three years.

MISSISSIPPI POWER RETAIL RATE ADJUSTMENT PLAN

Mississippi Power's retail base rates have been set under a Performance Evaluation Plan (PEP) since 1986 with various modifications in 1991 and the latest in 1994. In 1993, the Mississippi Public Service Commission (MPSC) ordered Mississippi Power to review and propose changes that would enhance the plan. Mississippi Power filed a revised plan, and the MPSC approved PEP-2 on January 4, 1994. Under PEP-2, Mississippi Power's rate of return will be measured on retail net investment rather than on common equity, as previously calculated. Also, the number of indicators used to evaluate Mississippi Power's performance was reduced to three with emphasis on price and service to the customer. In addition, PEP-2 provides for the sharing of rate adjustments based on low rates and on the performance rating. The evaluation periods for PEP-2 are semiannual. Any change in rates is limited to 2 percent of retail revenues per period before a public hearing is required. PEP-2 will remain in effect until the MPSC modifies or terminates the plan.

The Southern Company and Subsidiary Companies 1993 Annual Report

FERC REVIEWS EQUITY RETURNS

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts.
Any changes in the rate of return on common equity that may occur as a result of this proceeding would be effective 60 days after a proper notice of the proceeding is published. A notice was published on May 10, 1991.

   In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the company's financial statements.

4.  CONSTRUCTION PROGRAM

GENERAL

The operating companies are engaged in continuous construction programs, currently estimated to total some $1.5 billion in 1994, $1.3 billion in 1995, and $1.5 billion in 1996. These estimates include AFUDC of $34 million in 1994, $41 million in 1995, and $35 million in 1996. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1993, significant purchase commitments were outstanding in connection with the construction program. The operating companies do not have any new baseload generating plants under construction. However, within the service area, the construction of combustion turbine peaking units of approximately 1,700 megawatts is planned to be completed by 1996. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

ROCKY MOUNTAIN PROJECT STATUS

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric project in 1991 was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that project. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the project, as discussed in Note 6. However, full recovery of Georgia Power's costs depends on the GPSC's treatment of the project's cost and disposition of the project's capacity output. In the event Georgia Power cannot demonstrate to the GPSC the project's economic viability based on current ownership, construction schedule, and costs, then part or all of such costs may have to be written off. At December 31, 1993, Georgia Power's investment in the project amounted to approximately $197 million. AFUDC accrued on the Rocky Mountain project has not been credited to income or included in the project cost since December 1985. If accrual of AFUDC is not resumed, Georgia Power's portion of the estimated total plant additions at completion would be approximately $199 million. The plant is currently scheduled to begin commercial operation in 1995. Georgia Power has held preliminary discussions with other parties regarding the potential disposition of its remaining interest in the project.

   The ultimate outcome of this matter cannot now be determined.

5.  FINANCING, INVESTMENT, AND
    COMMITMENTS

GENERAL

In early 1994, The Southern Company sold -- through a public offering -- 5.6 million shares of common stock with proceeds totaling $120 million. The company may require additional equity capital during the remainder of 1994. The amount and timing of additional equity capital to be raised in 1994 -- as well as in subsequent years -- will be contingent on The Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

The Southern Company and Subsidiary Companies 1993 Annual Report

   To the extent possible, the operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt will be utilized when necessary; the amounts available are discussed below. The subsidiary companies may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and for redeeming higher-cost securities.

FOREIGN UTILITY OPERATIONS

During 1993, The Southern Company made investments of approximately $315 million in utilities that own and operate generating facilities in various foreign markets. The consolidated financial statements reflect these investments in majority-owned subsidiaries on a consolidated basis and other investments on an equity basis.

BANK CREDIT ARRANGEMENTS

At the beginning of 1994, unused credit arrangements with banks totaled $1.1 billion, of which approximately $500 million expires at various times during 1994 and 1995; $130 million expires at May 1, 1996; $400 million expires at June 30, 1996; and $70 million expires at December 1, 1996.

   Georgia Power's revolving credit agreements of $150 million, of which $130 million remained unused as of December 31, 1993, expire May 1, 1996. During the term of these agreements, Georgia Power may convert short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Georgia Power's option. In connection with these credit arrangements, Georgia Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

   The $400 million expiring June 30, 1996, is under revolving credit arrangements with several banks providing The Southern Company, Alabama Power, and Georgia Power up to the total credit amount of $400 million. To provide liquidity support to commercial paper programs, $135 million and $165 million of the $400 million available credit are currently dedicated to the exclusive use of Alabama Power and Georgia Power, respectively. During the term of these agreements, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

   Mississippi Power has $70 million of revolving credit agreements expiring December 1, 1996. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Mississippi Power's option. In connection with these credit arrangements, Mississippi Power agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks.

   Savannah Electric has $20 million of revolving credit arrangements expiring December 31, 1995. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at Savannah Electric's option. In connection with these credit arrangements, Savannah Electric agrees to pay commitment fees based on the unused portions of the commitments.

   In connection with all other lines of credit, the companies have the option of paying fees or maintaining compensating balances, which are substantially all the cash of the companies except for daily working funds and similar items. These balances are not legally restricted from withdrawal.

   In addition, the companies from time to time borrow under uncommitted lines of credit with banks, and in the case of Alabama Power and Georgia Power, through commercial paper programs that have the liquidity support of committed bank credit arrangements.

ASSETS SUBJECT TO LIEN

The operating companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises.

FUEL COMMITMENTS

To supply a portion of the fuel requirements of the system's generating plants, the subsidiary companies have

The Southern Company and Subsidiary Companies 1993 Annual Report

entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations were approximately $15 billion at December 31, 1993. Additional commitments for coal and nuclear fuel will be required in the future to supply the operating companies' fuel needs.

   To take advantage of lower-cost coal supplies, agreements were reached in 1986 for the payment of $121 million to terminate two contracts for the supply of coal to Plant Daniel, which is jointly owned by Gulf Power and Mississippi Power. Also, in March 1988, Gulf Power made an advance payment of $60 million to a coal supplier under an agreement to lower the cost of future coal purchased under an existing contract. These amounts are being amortized to expense. The remaining unamortized amount included in deferred charges at December 31, 1993, was $70 million.

OPERATING LEASES

The operating companies have entered into coal rail car rental agreements with various terms and expiration dates. Rental expense totaled $11 million, $9 million, and $7 million for 1993, 1992, and 1991, respectively. At December 31, 1993, estimated minimum rental commitments for noncancelable operating leases were as follows:

                                                        Amounts
                                                     (in millions)
         1994                                          $  12
         1995                                             14
         1996                                             12
         1997                                             12
         1998                                             12
         1999 and thereafter                             226

         Total minimum payments                        $ 288



6. FACILITY SALES AND JOINT OWNERSHIP
   AGREEMENTS

In 1992, Alabama Power sold an undivided interest in units 1 and 2 of Plant Miller and related facilities to Alabama Electric Cooperative, Inc.

   Since 1975, Georgia Power has sold undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, to OPC, the Municipal Electric Authority of Georgia (MEAG), and the city of Dalton, Georgia. Georgia Power has completed two of four separate transactions to sell Unit 4 of Plant Scherer to two Florida utilities. See
Note 7 for additional information concerning these sales. In addition, Georgia Power has entered into a joint ownership agreement with OPC with respect to the Rocky Mountain project, as discussed later.

   At December 31, 1993, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                                 Jointly Owned Facilities
                           Percent      Amount of     Accumulated
                         Ownership      Investment    Depreciation
                                               (in millions)
         Plant Vogtle
            (nuclear)          45.7%        $3,285           $540
         Plant Hatch
            (nuclear)          50.1            840            325
         Plant Miller
            (coal)
            Units 1 and 2      91.8            703            247
         Plant Scherer
            (coal)
            Units 1 and 2       8.4            111             33
            Unit 4             33.1            236             31
         Plant Wansley
            (coal)             53.5            286            125
         Rocky Mountain
            (pumped storage)   25.0*           197             --

*Estimated ownership at date of completion.

   Georgia Power and OPC have entered into a joint ownership agreement regarding the 848-megawatt Rocky Mountain pumped storage hydroelectric project. Under the agreement, Georgia Power will retain its present investment in the project and OPC will finance, complete, and operate the facility. Upon completion, Georgia Power will own an undivided interest in the project equal to the proportion its investment bears to the total investment in the project (excluding each party's cost of funds and ad valorem taxes). Based on current cost estimates, Georgia Power's final ownership is estimated at approximately 25 percent of the project at completion. Georgia Power has held preliminary discussions with other parties regarding the potential disposition of its remaining interest in the project.

THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES 1993 ANNUAL REPORT



     Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

   In connection with a joint ownership arrangement at Plant Vogtle, Georgia Power has remaining commitments to purchase declining fractions of OPC's and MEAG's capacity and energy from this plant for periods of up to 10 years following commercial operation (and, with regard to a portion of the 5 percent additional interest in Plant Vogtle owned by MEAG, until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest). The payments for such capacity are required whether any capacity is available. The energy cost of these purchases is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power in the Consolidated Statements of Income. Capacity payments totaled $183 million, $289 million, and $320 million, for 1993, 1992, and 1991, respectively. Projected capacity payments for the next five years are as follows: $132 million in 1994; $77 million in 1995; $70 million in 1996; $59 million in 1997; and $59 million in 1998. Also, a portion of the above capacity payments relates to Plant Vogtle costs that were written off after being disallowed for retail ratemaking purposes.

   In 1991, the GPSC ordered that the Plant Vogtle capacity buyback expense be levelized over a six-year period. The amounts deferred and not expensed in the year paid totaled $38 million in 1993, $100 million in 1992, and $30 million in 1991. The projected net amount to be deferred in 1994 is $1 million. The projected net amortization of the deferred expense is $49 million in 1995, $62 million in 1996, and $57 million in 1997.

7.   PLANNED SALES OF INTEREST IN PLANT
     SCHERER

Georgia Power has completed two of four separate transactions to sell Unit 4 of Plant Scherer to Florida Power & Light Company (FP&L) and Jacksonville Electric Authority (JEA) for a total price of approximately $806 million, including any gains on these transactions. FP&L would eventually own approximately 76.4 percent of the unit, with JEA owning the remainder. The capacity from this unit was previously dedicated to long-term power sales contracts with Gulf States that were suspended in 1988. Georgia Power will continue to operate the unit.

   The completed and scheduled remaining transactions are as follows:

          Closing                            Percent
           Date             Capacity       Ownership     Amount
                           (megawatts)               (in millions)
         July 1991               290        35.46%       $291
         June 1993               258        31.44         253
         June 1994               135        16.55         132
         June 1995               135        16.55         130

           Total                 818       100.00%       $806



   Plant Scherer -- a jointly owned coal-fired generating plant -- has four units with a total capacity of 3,272 megawatts. Unit 4 was completed in 1989. See Note 6 for information regarding current plant ownership.

8.    LONG-TERM POWER SALES
      AGREEMENTS

GENERAL

The operating subsidiaries of The Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Certain of these agreements are non-firm and are based on capacity of the system in general. Other agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The capacity revenues have been as follows:

                                       Unit                Other
           Year                       Power            Long-Term      Total
                                                    (in millions)
           1993                     $312                 $38          $350
           1992                      435                  22           457
           1991                      468                  22           490

   Long-term non-firm power of 400 megawatts was sold in 1993 to Florida Power Corporation (FPC). In January 1994, this amount decreased to 200 megawatts, and the contract will expire at year-end.

   Unit power from specific generating plants is currently being sold to FP&L, FPC, JEA, and the city of Tallahassee, Florida. Under these agreements, an average

The Southern Company and Subsidiary Companies 1993 Annual Report




of 1,700 megawatts of capacity is scheduled to be sold during 1994 and 1995. Thereafter, these sales will decline to some 1,600 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 -- until the expiration of the contracts in 2010.

GULF STATES SETTLEMENT COMPLETED

On November 7, 1991, subsidiaries of The Southern Company entered into a settlement agreement with Gulf States that resolved litigation between the companies that had been pending since 1986 and arose out of a dispute over certain unit power and other long-term power sales contracts. In 1993, all remaining terms and obligations of the settlement agreement were satisfied.

   Based on the value of the settlement proceeds received -- less the amounts to be refunded to customers and the amounts previously included in income -- The Southern Company recorded an increase in consolidated net income of $114
million, or 18 cents per share, in November 1991.   With respect to Alabama
Power's portion of proceeds received in 1991, see Note 3 concerning the regulatory treatment of amounts being refunded to retail customers over a three-year period.

9.  INCOME TAXES

Effective January 1, 1993, The Southern Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption of Statement No. 109 resulted in cumulative adjustments that had no material effect on consolidated net income. The adoption also resulted in the recording of additional deferred income taxes and related assets and liabilities. The related assets of $1.5 billion are revenues to be received from customers. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The related liabilities of $1.1 billion are revenues to be refunded to customers. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits. Additionally, deferred income taxes related to accelerated tax depreciation previously shown as a reduction to utility plant were reclassified.

    Details of the federal and state income tax provisions are as follows:

                                               1993    1992      1991
                                                   (in millions)
         Total provision for income taxes:
         Federal --
            Currently payable                 $424     $343      $506
            Deferred -- current year           224      225       139
                      -- reversal of
                          prior years          (51)     (41)     (121)
            Deferred investment tax
              credits                          (20)      (6)      (11)

                                               577      521       513
         State --
            Currently payable                   64       50        76
            Deferred -- current year            39       46        23
                      -- reversal of
                         prior years            (3)      (9)      (15)

                                               100       87        84

         Total                                 677      608       597
         Less income taxes charged
            (credited) to other income         (57)     (39)     (21)

         Federal and state income
            taxes charged to operations       $734     $647      $618




    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                          1993
                                                      (in millions)
         Deferred tax liabilities:
            Accelerated depreciation                      $2,496
            Property basis differences                     1,741
            Deferred plant costs                             161
            Other                                            289

         Total                                             4,687

         Deferred tax assets:
            Federal effect of state deferred taxes           102
            Other property basis differences                 292
            Deferred costs                                    69
            Pension and other benefits                        46
            Other                                            210

         Total                                               719

         Net deferred tax liabilities                      3,968
         Portion included in current assets, net              11

         Accumulated deferred income taxes
            in the Consolidated Balance Sheets            $3,979



The Southern Company and Subsidiary Companies 1993 Annual Report



   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $29 million in 1993, $41 million in 1992, and $48 million in 1991. At December 31, 1993, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                             1993      1992      1991
         Federal statutory rate              35.0%      34.0%    34.0%
         State income tax,
            net of federal deduction          3.7        3.4      3.5
         Non-deductible book
           depreciation                       1.9        2.2      2.9
         Difference in prior years'
           deferred and current tax rate     (1.3)      (1.5)    (1.5)
         Other                               (1.1)      (1.6)    (1.1)

         Effective income tax rate           38.2%      36.5%    37.8%

   The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

10.  COMMON STOCK

STOCK DISTRIBUTION

In January 1994, The Southern Company board of directors authorized a two-for-one common stock split in the form of a stock distribution for each share held as of February 7, 1994. For all reported common stock data, the number of common shares outstanding and per share amounts for earnings, dividends, and market price have been adjusted to reflect the stock distribution.

SHARES RESERVED

At December 31, 1993, a total of 24 million shares was reserved for issuance pursuant to the Dividend Reinvestment and Stock Purchase Plan, the Employee Savings Plan, and the Executive Stock Option Plan.

EXECUTIVE STOCK OPTION PLAN

The Southern Company's Executive Stock Option Plan authorizes the granting of non-qualified stock options to key employees of The Southern Company, including officers. Currently, 34 employees are eligible to participate in the plan. As of December 31, 1993, 38 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the Executive Stock Option Plan may not exceed 6 million. The price of options granted to date has been at the fair market value of the shares on the date of grant. Options granted to date become exercisable pro rata over a maximum period of four years from date of grant, such that all options generally are exercisable by 1997. Options outstanding will expire upon termination of the plan, which will occur on December 7, 1997, unless terminated earlier by the board of directors. Stock option activity in 1992 and 1993 is summarized below:


                                               Shares         Average
                                              Subject    Option Price
                                            To Option       Per Share
         Balance at December 31, 1991       1,399,088          $13.02
         Options granted                      434,840           18.09
         Options canceled                          --           --
         Options exercised                   (644,806)          12.75

         Balance at December 31, 1992       1,189,122           15.02
         Options granted                      359,492           21.22
         Options canceled                         --               --
         Options exercised                   (183,804)          14.14

         Balance at December 31, 1993       1,364,810          $16.77

         Shares reserved for future grants:

           At December 31, 1991             4,508,776
           At December 31, 1992             4,073,936
           At December 31, 1993             3,714,444

         Options exercisable:
           At December 31, 1992               243,566
           At December 31, 1993               475,795

The Southern Company and Subsidiary Companies 1993 Annual Report



11.  OTHER LONG-TERM DEBT

Details of other long-term debt are as follows:

                                                  December 31,
                                                1993        1992
                                                 (in millions)
Obligations incurred in connection
   with the sale by public authorities
   of tax-exempt pollution control
   revenue bonds:
Collateralized --
  5.375% to 10.0% due 2003-2023               $  708      $  512
  Variable rates (3.05% to 3.40%)
    due 2016-2022                                 63          23
Non-collateralized --
  5.9% to 7.25% due 2003-2006                      6          32
  7.2% to 9.2% due 2007-2010                      --          92
  Variable rate (3.7% at 1/1/94)
   due 2011                                       10          10
  7.2% to 12.25% due 2013-2014                   644         738
  6.75% to 10.6% due 2015-2017                   890         891
  5.8% due 2022                                   10          --
  Variable rate (3.55% at 1/1/94)
   due 2019                                       59          59
  Variable rates (3.7% to 6.2% at
  1/1/94) due 2021 and 2022                       23          23
Less funds on deposit with trustees               --           2

                                               2,413       2,378

Capitalized lease obligations:
  Nuclear fuel                                    96         104
  Buildings                                      146         154
  Other                                            5           6

                                                 247         264

Notes payable:
  8.25% due 1993-1995                             35          51
  7.5% due 1993-1995                               2           3
  9.75% due 1993-2010                             10          10
  8.0% due 1993                                   --           2
  4.36% to 8.00% due 1993-1995                   101          20
  4.62% to 9.4% due 1996-2000                     94          25
  Adjustable rates (3.45% to
   4.41% at 1/1/94) due 1994                      60          67

                                                 302         178

Total                                         $2,962      $2,820


   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. The net book value of capitalized leases was $217 million and $236 million at
December 31, 1993 and 1992, respectively.   At December 31, 1993, the composite
interest rates for nuclear fuel, buildings, and other were 3.6 percent, 9.7 percent, and 12.0 percent, respectively. Sinking fund requirements and/or serial maturities through 1998 applicable to other long-term debt are as follows: $89 million in 1994; $154 million in 1995; $58 million in 1996; $26 million in 1997; and $7 million in 1998.

12.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                                        1993     1992
                                                        (in millions)
         Bond improvement fund requirements             $ 51     $ 54
         Less:
            Portion to be satisfied by certifying
              property additions                           3        2
         Reacquired bonds                                 25       --

         Cash sinking fund requirements                   23       52
         First mortgage bond maturities
            and redemptions                               44       57
         Other long-term debt maturities
            (Note 11)                                     89       79

         Total                                          $156     $188

   The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

The Southern Company and Subsidiary Companies 1993 Annual Report




13.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act limits to $9.4 billion public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $159 million and $171 million, respectively, per incident but not more than an aggregate of $20 million and $22 million, respectively, to be paid for each incident in any one year.

   Alabama Power and Georgia Power are members of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event that losses exceed accumulated reserve funds. Alabama Power's and Georgia Power's maximum annual assessments are limited to $14 million and $18 million, respectively, under current policies.

   Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company, and American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters.

   NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.3 million per week for the second and third years.

   Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under current policies for Alabama Power and Georgia Power for excess property damage would be $16 million and $15 million, respectively. The replacement power assessments are $9 million for Alabama Power and $13 million for Georgia Power.

   For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

   Alabama Power and Georgia Power participate in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, Alabama Power and Georgia Power could be subject to a maximum total assessment of $6 million and $7 million, respectively.

The Southern Company and Subsidiary Companies 1993 Annual Report




14.  COMMON STOCK DIVIDEND
     RESTRICTIONS


The income of The Southern Company is derived primarily from equity in earnings of its operating subsidiaries. At December 31, 1993, $1.6 billion of consolidated retained earnings was restricted against the payment by the operating companies of cash dividends on common stock under terms of bond indentures or charters.



15.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial data for 1993 and 1992 are as follows:

                                                                                                  Per Common Share*
                                    Operating     Operating   Consolidated                                               Price Range
          Quarter Ended              Revenues        Income      Net Income         Earnings      Dividends          High        Low
                                                 (in millions)
          March 1993                  $1,840          $377             $177            $0.28          $0.285        21 3/8    18 3/8
          June 1993                    2,068           426              250             0.39           0.285        22 1/2    19 3/8
          September 1993               2,636           637              442             0.70           0.285        23        20 1/2
          December 1993                1,945           324              133             0.20           0.285        23 5/8    20 3/4

          March 1992                  $1,808          $387             $185            $0.29          $0.275        17 3/8    15 1/8
          June 1992                    2,011           428              223             0.36           0.275        17 5/8    15 5/8
          September 1992               2,386           609              404             0.64           0.275        19        17 3/8
          December 1992                1,868           338              141             0.22           0.275        19 1/2    17 5/8

*Common stock data have been adjusted to reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.

The company's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1993 Annual Report
(See Note Below)



                                                                                        1993             1992          1991
OPERATING REVENUES (in millions)                                                   $   8,489        $   8,073     $   8,050
CONSOLIDATED NET INCOME (in millions)                                              $   1,002        $     953     $     876
EARNINGS PER SHARE OF COMMON STOCK                                                 $    1.57        $    1.51     $    1.39
CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK                                      $    1.14        $    1.10     $    1.07
RETURN ON AVERAGE COMMON EQUITY (percent)                                              13.43            13.42         12.74
TOTAL ASSETS (in millions)                                                         $  25,911        $  20,038     $  19,863
GROSS PROPERTY ADDITIONS (in millions)                                             $   1,441        $   1,105     $   1,123

CAPITALIZATION (in millions):
Common stock equity                                                                $   7,684        $   7,234     $   6,976
Preferred stock                                                                        1,332            1,351         1,207
Preferred and preference stock subject
  to mandatory redemption                                                                  1                8           126
Long-term debt                                                                         7,412            7,241         7,992

Total excluding amounts due within one year                                        $  16,429        $  15,834     $  16,301

CAPITALIZATION RATIOS (percent):
Common stock equity                                                                     46.8             45.7          42.8
Preferred stock                                                                          8.1              8.6           8.2
Long-term debt                                                                          45.1             45.7          49.0

Total excluding amounts due within one year                                            100.0            100.0         100.0

OTHER COMMON STOCK DATA:
Book value per share (year-end)                                                    $   11.96        $   11.43     $   11.05
Market price per share:
  High                                                                                23 5/8           19 1/2        17 3/8
  Low                                                                                 18 3/8           15 1/8        12 7/8
  Close                                                                               22               19 1/4        17 1/8
Market-to-book ratio (year-end)  (percent)                                             183.9            168.4         155.5
Price-earnings ratio (year-end)  (times)                                                14.0             12.7          12.4
Dividends paid (in millions)                                                       $     726        $     695     $     676
Dividend yield (year-end)  (percent)                                                     5.2              5.7           6.2
Dividend payout ratio  (percent)                                                        72.4             72.9          77.1
Cash coverage of dividends (year-end)  (times)                                           2.9              2.8           2.5
Proceeds from sales of stock (in millions)                                         $     204        $      30            --
Shares outstanding (in thousands):
  Average                                                                            637,319          631,844       631,307
  Year-end                                                                           642,662          632,917       631,307
Stockholders of record (year-end)                                                    237,105          247,378       254,568

FIRST MORTGAGE BONDS (in millions):
Issued                                                                             $   2,185        $   1,815     $     380
Retired                                                                                2,178            2,575           881

PREFERRED STOCK  (in millions):
Issued                                                                             $     426        $     410     $     100
Retired                                                                                  516              326           125

CUSTOMERS (year-end)  (in thousands):
Residential                                                                            2,996            2,950         2,903
Commercial                                                                               427              414           403
Industrial                                                                                18               18            18
Other                                                                                      4                4             4

Total                                                                                  3,445            3,386         3,328

EMPLOYEES (year-end)                                                                  28,743           29,085        30,402

Note: Common stock data have been adjusted to reflect a two-for-one stock split in the form of a stock distribution for each share held as of February 7, 1994.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The Southern Company and Subsidiary Companies 1993 Annual Report
(See Note Below)




    1990            1989           1988            1987           1986            1985            1984          1983
$  8,053       $   7,620      $   7,287       $   7,204     $    7,033      $    6,999      $    6,350    $    5,673
$    604       $     846      $     846       $     577     $      903      $      845      $      735    $      604
$   0.96       $    1.34      $    1.36       $    0.96     $     1.56      $     1.56      $     1.47    $     1.32
$   1.07       $    1.07      $    1.07       $    1.07     $   1.0325      $    0.975      $    0.915    $   0.8625
    8.85           12.49          13.03            9.27          15.61           16.59           16.55         15.67
$ 19,955       $  20,092      $  19,731       $  19,518     $   18,483      $   16,855      $   15,327    $   13,790
$  1,185       $   1,346      $   1,754       $   1,853     $    2,367      $    2,242      $    2,130    $    1,722

$  6,783       $   6,861      $   6,686       $   6,307     $    6,133      $    5,443      $    4,741    $    4,135
   1,207           1,209          1,259           1,139          1,214           1,114           1,004           954

     151             191            206             224            178             194             206           214
   8,458           8,575          8,433           8,333          7,812           7,220           6,774         6,439

$ 16,599       $  16,836      $  16,584       $  16,003     $   15,337      $   13,971      $   12,725    $   11,742


    40.9            40.8           40.3            39.4           40.0            38.9            37.3          35.2
     8.2             8.3            8.8             8.5            9.1             9.4             9.5           9.9
    50.9            50.9           50.9            52.1           50.9            51.7            53.2          54.9

   100.0           100.0          100.0           100.0          100.0           100.0           100.0         100.0

$  10.74       $   10.87      $   10.60       $   10.28     $    10.35      $     9.72      $     9.08    $     8.60

  14 5/8          14 7/8         12 1/8          14 1/2         13 5/8          11 5/8           9 3/8         8 7/8

  11 1/2          11             10 1/8           8 7/8         10 1/8           8 7/8           7 1/8         7 1/4

  13 7/8          14 1/2         11 1/8          11 1/8         12 5/8          11 1/8           9 3/8         8 1/8
   129.7           134.0          105.5           108.8          122.5           114.5           103.9          95.2
    14.6            10.9            8.2            11.7            8.2             7.1             6.4           6.2
$    676       $     675      $     661       $     628     $      583      $      512      $      444    $      380
     7.7             7.3            9.6             9.6            8.4             9.2            10.2          11.0
   111.8            79.8           78.1           108.9           64.6            60.6            60.4          63.0
     2.8             2.6            2.3             2.0            2.7             2.6             3.1           3.4
      --       $       4      $     194       $     247     $      379      $      373      $      318    $      333

 631,307         631,303        622,292         601,390        580,252         541,244         501,313       456,262
 631,307         631,307        630,898         613,565        592,364         560,063         522,018       480,649
 263,046         273,751        290,725         296,079        297,302         318,221         336,165       351,012

$    300       $     280      $     335       $     700     $      735      $       20      $      150    $      129
     146             201            273             369            875              69              71            53


$     --       $     --       $     120       $     125     $      100      $      150      $       50    $       50
      96              21             10             160             53               6               6            11

   2,865           2,824          2,781           2,733          2,675           2,611           2,541         2,473
     396             392            384             374            362             348             336           324
      18              18             18              18             17              17              17            17
       4               4              4               4              4               4               4             4

   3,283           3,238          3,187           3,129          3,058           2,980           2,898         2,818

  30,263          30,530         32,523          32,612         32,358          32,354          31,753        31,499

The Southern Company and Subsidiary Companies 1993 Annual Report





                                                                                       1993          1992           1991
OPERATING REVENUES (in millions):
Residential                                                                         $  2,696       $  2,402      $  2,391
Commercial                                                                             2,313          2,181         2,122
Industrial                                                                             2,200          2,126         2,088
Other                                                                                     68             64            65

Total retail                                                                           7,277          6,773         6,666
Sales for resale within service area                                                     447            409           417
Sales for resale outside service area                                                    613            797           884

Total revenues from sales of electricity                                               8,337          7,979         7,967
Other revenues                                                                           152             94            83

Total                                                                               $  8,489       $  8,073      $  8,050

KILOWATT-HOUR SALES (in millions):
Residential                                                                           36,807         33,627        33,622
Commercial                                                                            32,847         31,025        30,379
Industrial                                                                            48,738         47,816        46,050
Other                                                                                    814            777           817

Total retail                                                                         119,206        113,245       110,868
Sales for resale within service area                                                  13,258         12,107        12,320
Sales for resale outside service area                                                 12,445         16,632        19,839

Total                                                                                144,909        141,984       143,027
AVERAGE REVENUE PER KILOWATT-HOUR (cents):
Residential                                                                             7.32           7.14          7.11
Commercial                                                                              7.04           7.03          6.99
Industrial                                                                              4.51           4.45          4.53
Total retail                                                                            6.10           5.98          6.01
Sales for resale                                                                        4.12           4.20          4.05
Total sales                                                                             5.75           5.62          5.57
AVERAGE ANNUAL KILOWATT-HOUR USE PER RESIDENTIAL CUSTOMER                             12,378         11,490        11,659
AVERAGE ANNUAL REVENUE PER RESIDENTIAL CUSTOMER                                     $ 906.60       $ 820.67      $ 829.18
PLANT NAMEPLATE CAPACITY RATINGS  (year-end)  (megawatts)                             29,513         29,830        29,915
MAXIMUM PEAK-HOUR DEMAND  (megawatts):
Winter                                                                                19,432         19,121        19,166
Summer                                                                                25,937         24,146        25,261
SYSTEM RESERVE MARGIN (at peak)  (percent)                                              13.2           14.3          16.5
ANNUAL LOAD FACTOR (percent)                                                            59.4           60.3          58.3
PLANT AVAILABILITY (percent):
Fossil-steam                                                                            87.9           88.6          91.3
Nuclear                                                                                 85.9           85.2          83.4

SOURCE OF ENERGY SUPPLY (percent):
Coal                                                                                    72.2           71.7          72.6
Nuclear                                                                                 16.1           16.2          16.2
Hydro                                                                                    3.9            4.6           4.4
Oil and gas                                                                              0.7            0.5           0.6
Purchased power                                                                          7.1            7.0           6.2

Total                                                                                  100.0          100.0         100.0
TOTAL FUEL ECONOMY DATA:
BTU per net kilowatt-hour generated                                                    9,994          9,976        10,022
Cost of fuel per million BTU (cents)                                                  166.85         162.58        168.28
Average cost of fuel per net kilowatt-hour generated (cents)                           1.67           1.62          1.69

The Southern Company and Subsidiary Companies 1993 Annual Report




                1990            1989           1988           1987           1986            1985            1984           1983
            $  2,342        $  2,194       $  2,103       $  2,042       $  1,996        $  1,825        $  1,751       $  1,641
               2,062           1,965          1,835          1,692          1,613           1,512           1,410          1,284
               2,085           2,011          1,945          1,870          1,845           1,830           1,790          1,600
                  64              60             56             54             52              50              47             42

               6,553           6,230          5,939          5,658          5,506           5,217           4,998          4,567
                 412             401            480            461            511             436             456            439
                 977             928            777          1,028            957           1,289             854            619

               7,942           7,559          7,196          7,147          6,974           6,942           6,308          5,625
                 111              61             91             57             59              57              42             48

            $  8,053        $  7,620       $  7,287       $  7,204       $  7,033        $  6,999        $  6,350       $  5,673

              33,118          31,627         31,041         30,583         29,501          27,088          26,163         25,425
              29,658          28,454         27,005         25,593         24,166          22,512          20,816         19,512
              45,974          45,022         43,675         42,113         40,503          39,804          39,055         35,618
                 806             787            763            737            723             713             663            645

             109,556         105,890        102,484         99,026         94,893          90,117          86,697         81,200
              11,134          11,419         14,806         13,282         14,347          11,079          11,193         10,829
              24,402          24,228         15,860         22,905         16,909          27,881          21,374         15,509

             145,092         141,537        133,150        135,213        126,149         129,077         119,264        107,538


                7.07            6.94           6.77           6.68           6.77            6.74            6.69           6.45
                6.96            6.91           6.79           6.61           6.67            6.71            6.77           6.58
                4.53            4.47           4.45           4.44           4.56            4.60            4.58           4.49
                5.98            5.88           5.80           5.71           5.80            5.79            5.76           5.62
                3.91            3.73           4.10           4.11           4.69            4.43            4.02           4.02
                5.47            5.34           5.40           5.29           5.53            5.38            5.29           5.23
              11,637          11,287         11,255         11,307         11,157          10,515          10,434         10,395
            $ 822.93        $ 782.90       $ 762.42       $ 754.96       $ 754.93        $ 708.46        $ 698.26       $ 670.76
              29,532          29,532         27,552         27,610         26,262          26,262          25,397         25,377

              17,629          20,772         18,685         18,185         19,665          19,347          16,353         15,502
              25,981          24,399         23,641         23,194         23,255          21,778          20,210         20,999
                14.0            21.0           15.0           16.2           11.4            17.6            32.8           27.0
                56.6            58.6           59.8           58.7           57.2            57.4            58.9           53.9

                91.9            92.2           91.3           91.2           90.3            90.5            90.5           90.5
                83.0            87.0           78.4           84.5           74.2            80.3            66.9           75.8

                72.1            71.5           77.7           77.8           79.4            78.5            77.3           75.2
                15.6            15.7           14.5           13.1           11.5            12.0            11.8           13.2
                 4.4             5.2            2.3            3.3            2.2             3.1             5.6            6.4
                 1.3             1.1            0.7            0.6            0.9             0.3             0.2            0.5
                 6.6             6.5            4.8            5.2            6.0             6.1             5.1            4.7

               100.0           100.0          100.0          100.0          100.0           100.0           100.0          100.0

              10,065          10,086         10,094         10,122         10,171          10,193          10,208         10,357
              172.81          171.00         170.36         176.64         185.89          191.24          191.44         184.25
                1.74            1.72           1.72           1.78           1.89            1.95            1.95           1.91